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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  VIASAT, INC.

                  VIASAT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                  1. The Corporation's original Certificate of Incorporation was filed on October 25, 1996.

                  2. That by action taken by unanimous written consent of the Board of Directors on November 4, 1996, resolutions were duly adopted setting forth a proposed amendment and restatement of the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and directing its officers to submit said amendment and restatement to the sole stockholder of the Corporation for consideration thereof. The resolution setting forth the proposed amendment and restatement is as follows:

                  "THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows, subject to the required consent of the sole stockholder of the corporation:

                  FIRST: The name of the Corporation (hereinafter the "Corporation") is

                                  VIASAT, INC.

                  SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the Registered Agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

                  THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The Corporation is authorized to issue two classes of shares of capital stock to be designated respectively, "Preferred Stock" and "Common Stock". The total number of shares which the Corporation is authorized to issue is thirty million (30,000,000). Five million (5,000,000) shares shall be Preferred Stock, of which three million two hundred twenty-five thousand (3,225,000) are hereby designated Series A
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                  Convertible Preferred Stock ("Series A Preferred Stock") and
                  twenty-five million (25,000,000) shares shall be Common Stock. The Preferred Stock and the Common Stock shall each have a par value of $.0001 per share.

                           The Preferred Stock authorized by this Amended and
                  Restated Certificate of Incorporation shall be issued from time to time in one or more series. Except with respect to the Series A Preferred Stock which is described below, authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the Delaware General Corporation Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation. The rights preferences, privileges and restrictions of the Series A Preferred Stock and of the holders thereof shall be as follows:

                                    (a)     Dividends.

                           (1) Right to Dividends. The holders of the
                  outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Corporation's Board of Directors, and out of any funds legally available therefor, cumulative dividends at the annual rate of $.009 per share, payable, if earned and declared, in cash on the 1st day of May of each year with respect to the prior fiscal year. Subject to the remainder of this subsection (a), such dividends shall accrue on each such share from the date of its original issue and shall accrue from month to month. Such dividends shall accumulate and accrue during each fiscal year only to the extent of the net income of the Company for such fiscal year. For the purposes of this section, "net income" of the Company for a period shall mean the consolidated net income of the Company, and its subsidiaries, for that period determined in accordance with generally accepted accounting principles.

                           (2) Priority. No dividend shall be paid or declared
                  and no distribution shall be made on any Common Stock, no shares of Common Stock shall be purchased, redeemed or otherwise acquired by the Corporation and no monies shall be paid into or set aside or otherwise made available for a sinking fund for the purchase, redemption or acquisition of any shares of Common Stock if dividends on the Series A Preferred Stock for the then current annual dividend period and accrued dividends for all previous dividend periods, at the annual rate specified above, have not been paid or

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                  declared and a sum sufficient for the payment thereof set
                  apart; provided, however, that subject to subparagraph
                  (g)(1)(i), the restrictions shall not apply to the repurchase of shares of Common Stock from directors or employees of, or consultants to the Corporation pursuant to stock purchase or stock option agreements under which the Corporation has the option or obligation to repurchase such shares upon the occurrence of certain events including the termination of employment. Any accumulation of dividends on Series A Preferred Stock shall not bear interest.

                           (3) Partial Payment. If the Board shall declare a
                  payment of dividend and the amount declared for dividend payment is insufficient to permit the payment of the full preferential amounts required to be paid to the holders of the outstanding Series A Preferred Stock and to holders of any other Preferred Stock on a parity therewith as to dividend preferences, then the entire amount declared for dividend payment shall be distributed ratably among the holders of Series A Preferred Stock and such other holders according to the respective preferential amounts to which such holders would otherwise be entitled.

                                    (b)     Preference on Liquidation.

                           (1) In the event of any liquidation, dissolution or
                  winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Common Stock of the Corporation, an amount equal to $.10 plus all accrued, but unpaid dividends, if any, per share (the "Preference Price"). In case of any liquidation, dissolution or winding up of the Corporation, after the holders of shares of Series A Preferred Stock have received an amount equal to the Preference Price, and the further payment of the full preferential amounts to which the holders of any other Preferred Stock are specifically entitled, the assets remaining shall be distributed ratably among the holders of Common Stock until each holder of Common Stock has received an amount equal to the Preference Price. (The amount required to pay the full Preference Price to each holder of Series A Preferred Stock and other preferred stock and the amount required to be paid to each holder of Common Stock hereunder is hereinafter collectively referred to as the "Payout.") Thereafter, any assets remaining shall be distributed ratably among the holders of all of the stock of the Corporation (Preferred and Common).

                           (2) The sale, transfer or lease of all or
                  substantially all of the assets of the Corporation, the gross proceeds of which do not exceed the Payout, shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this paragraph (b).

                           (3) If upon any liquidation, dissolution or winding
                  up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the full preferential amounts required to be paid to the holders of Series A Preferred Stock and the holders of any other Preferred Stock on a parity therewith as to liquidation preferences, then the entire assets of the Corporation legally available to be distributed shall be distributed ratably


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                  among the holders of Series A Preferred Stock and such other holders according to the respective preferential amounts to which such holders would otherwise be entitled.

                                    (c)     Voting.

                           (1) Preferred Stock. Each holder of shares of Series
                  A Preferred Stock shall be entitled to vote on all matters and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted, pursuant to the provisions of paragraph (d) of this Article Four, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, as the date such vote is taken.

                           (2) Common Stock. Each holder of shares of Common
                  Stock shall be entitled to one vote for each share thereof held. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

                                    (d)     Conversion Rights.

                           The holders of Series A Preferred Stock shall have
                  the following conversion rights (the "Conversion Rights"):

                           (1) Right to Convert. The Series A Preferred Stock
                  shall be convertible, at any time or from time to time, at the option of any holder thereof, into fully paid and nonassessable shares of Common Stock.

                           (2) Conversion Price. Each share of Series A
                  Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Conversion Price in effect at the time of conversion into $.10 for each share of Series A Preferred Stock being converted. The initial Conversion Price shall be $.13633265 subject to adjustment from time to time as provided below.

                           (3) Mechanics of Conversion. Each holder of Series A
                  Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                           (4) Adjustment for Stock Splits and Combinations. If
                  the Corporation at any time or from time to time after the date of original issue of the Series A Preferred

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                  Stock (the "Commitment Date") effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Commitment Date combines the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (4) shall become effective as of the date and time the subdivision or combination becomes effective.

                           (5) Adjustment for Certain Dividends and
                  distributions. In the event the Corporation at any time or from time to time after the Commitment Dates makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend or distribution is not fully paid on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subparagraph (5) as of the time of and on the basis of the actual dividend or distribution paid.

                           (6) Adjustments for Other Dividends and
                  Distributions. In the event the Corporation at any time or from time to time after the Commitment Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this paragraph (d) with respect to the rights of the holders of Series A Preferred Stock.

                           (7) Adjustment for Recapitalizations,
                  Reclassifications and Exchanges. If the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of share of any class or classes of stock, whether by recapitalization, reclassification or exchange (other than by subdivision, combination, stock dividend, reorganization, merger, consolidation or sale of assets, as provided for elsewhere in this paragraph (d)), then the holders of Series A Preferred Stock shall have the right thereafter to convert their Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such

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                  recapitalization, reclassification or exchange by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such recapitalization, reclassification or exchange, all subject to further adjustment as provided herein.

                           (8) Reorganization, Mergers, Consolidations or Sales
                  of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, reclassification, exchange, subdivision, combination, or stock dividend provided for elsewhere in this paragraph (d)), merger or consolidation of the Corporation with or into another corporation, or sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of Common Stock deliverable upon conversion would otherwise have been entitled on such reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (d) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (d) (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

                           (9) Accountants' Certificate of Adjustment. In any
                  case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock, or other securities issuable upon conversion of Series A Preferred Stock, the Corporation at its expense, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

                           (10) Notices of Record Date. In the event of (i) any
                  taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any transfer of all or substantially all of the assets of the Corporation to any other person, any consolidation, any merger, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock no less than 10 days and no more than 50 days prior to the record date specified therein or the effective date thereof, a notice specifying (A) the material terms and conditions

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                  of the proposed action, (B) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (C) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (D) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up.

                           (11)     Automatic Conversion.

                                    (i) Each share of Series A Preferred Stock
                           shall automatically be converted into shares of Common Stock based on the then effective Conversion Price immediately upon the closing of any public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the aggregate gross proceeds received by the Corporation at the public offering price equals or exceeds $3,000,000, and the public offering price per share of which equals or exceeds $.50 per share of Common Stock (appropriately adjusted for stock dividends, recapitalizations, subdivisions and combinations of shares of Common Stock).

                                    (ii) Each share of Series A Preferred Stock
                           shall automatically be converted into shares of Common Stock based on the then effective Conversion Price immediately prior to the closing of a merger, consolidation or combination of the Corporation with or into another Corporation or entity, or a sale of substantially all of the Corporation's assets, in which the Corporation receives cash in the aggregate amount of, or freely tradeable securities with an aggregate value of, at least $3,000,000 and at a price per share of Common Stock equal to or exceeding $.50 per share.

                                    (iii) Upon the occurrence of the event
                           specified in subparagraph (i) or (ii) above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, each holder of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates

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                  for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

                           (12) Fractional Shares. No fractional shares of
                  Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock of any holder. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall, to the extent legally permissible, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value as of the date of conversion as determined in good faith by the Board.

                           (13) Reservation of Stock Issuable Upon Conversion.
                  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                           (14) Notices. Any notice required by the provisions
                  of this paragraph (d) to be given to the holder of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt of 72 hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                           (15) Payment of Taxes. The Corporation will pay all
                  taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, including without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares Series A Preferred Stock so converted were registered.

                                    (e)     Restrictions and Limitations.

                           (1) So long as at least 300,000 shares of Series A
                  Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary (as hereinafter defined) to, without the vote or written consent by the holders of more than 50% of the then outstanding Series A Preferred Stock voting as a single class:

                                    (i) Purchase, redeem or otherwise acquire
                           (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from Corporation or any Subsidiary pursuant to an agreement

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                           under which the Corporation has the option or the
                           obligation to repurchase such shares upon the occurrence of certain events, including the termination of employment, provided that the total amount applied to such repurchase does not exceed $50,000 during any twelve-month period;

                                    (ii) Permit any Subsidiary to issue or sell,
                           except to the Corporation or any wholly-owned Subsidiary, any stock of such Subsidiary;

                           (2) The Corporation shall not amend its Articles of
                  Incorporation without the approval, by vote or written consent, of the holders of more than 50% of the Series A Preferred Stock voting as a single class if such amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of the Series A Preferred Stock.

                                    (f) Replacement of Certificates. Upon
                  receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction, or mutilation of any certificate representing any of the Series A Preferred Stock, and, in the case of loss, theft, or destruction, the execution of an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith, the Corporation will issue, or cause to be issued, a new certificate representing such Series A Preferred Stock in lieu of such lost, stolen, destroyed, or mutilated certificate.

                  FIFTH: The name and the mailing address of the incorporator are as follows:

                           NAME                                MAILING ADDRESS
                  Daniel Howard                    701 "B" Street, Suite 2100
                                                   San Diego, California  92101

                  SIXTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 4 nor more than 11 directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

                           (2) The directors shall be divided into three
                  classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 1997 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 1998 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 1999 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no

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                  event will a decrease in the number of directors shorten the term of any incumbent director. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been elected. Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this ARTICLE SIXTH unless otherwise provided for in the certificate of designation for such classes or series.

                           (3) No director may be removed from office by the
                  stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

                  SEVENTH: The Corporation is to have perpetual existence.

                  EIGHTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and its directors and stockholders:

                           (1) The Board of Directors shall have the power to
                  adopt, amend or repeal the by-laws of the Corporation.

                           The stockholders may adopt, amend or repeal the
                  by-laws only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

                           (2) Elections of directors need not be by written
                  ballot unless the by-laws of the Corporation so provide.

                           (3) Any action required or permitted to be taken at
                  any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, and may not be taken by written consent of stockholders without a meeting.

                           (4) Special meetings of stockholders may be called by
                  the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call special meetings of such holders pursuant to the certificate of designation for such classes or series.

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

                  NINTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the Law, (iii) under
                  Section 174 of the General Corporation law of Delaware, or
                  (iv) for any transaction from which the director derived an improper personal benefit".

                  3. That thereafter, by consent of the sole stockholder of all of the issued and outstanding shares of stock of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, all of the shares of the Corporation were voted in favor of the amendment.


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

                  4. That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, VIASAT, INC. has caused this Certificate to be signed by Mark D. Dankberg, its President and Mark J. Miller, its Secretary, this 4th day of November, 1996.

                                                   VIASAT, INC.
                                                   a Delaware corporation

                                                   By:/s/Mark D. Dankberg
                                                      ----------------------
                                                   Name: Mark D. Dankberg
                                                   Title:    President

ATTEST

/s/Mark J. Miller
--------------------
Name:Mark J. Miller
Title: Secretary

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